EXHIBIT 99.10
CONSENT OF PROSPECTIVE DIRECTOR
          In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of RRI Energy, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of April 11, 2010, by and among the Company, RRI Energy Holdings, Inc. and Mirant Corporation, and to the filing of this consent as an exhibit to this Registration Statement.
Date: May 28, 2010

By:	/s/ William L. Thacker
William L. Thacker